EXHIBIT 10.7

COMSCORE, INC.
Common Stock Award Notice
This COMMON STOCK AWARD NOTICE (this “Notice”) is made as of __________ ___, 2018, by and between comScore, Inc., a Delaware corporation (the “Company”), and _________________ (the “Grantee”).
1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Notice will have the meanings given to such terms in the comScore, Inc. 2018 Equity and Incentive Compensation Plan (the “Plan”).
2.Grant of Common Stock. Subject to and upon the terms, conditions and restrictions set forth in this Notice, pursuant to authorization under a resolution of the Committee, the Company has granted to the Grantee as of __________ ___, 2018 (the “Date of Grant”) __________ shares of Common Stock (the “Common Shares”) pursuant to Section 9 of the Plan in accordance with the terms of this Notice and the Plan.
3.Rights as a Shareholder. Upon delivery pursuant to Section 4, the Grantee shall have all the rights of a shareholder with respect to the Common Shares.
4.Payment of Common Shares. Payment of the Common Shares shall be made in the form of shares of Common Stock between August 1, 2018 and December 31, 2018. For the avoidance of doubt, the Common Shares are nonforfeitable and are not subject to a continued service requirement.
5.    Taxes. The Grantee will be solely responsible for the payment of all taxes that arise with respect to the Common Shares.
6.    Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Notice, the Company shall not be obligated to issue any shares of Common Stock pursuant to this Notice if the issuance thereof would result in a violation of any such law.
7.    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Notice and the Plan comply with the provisions of Section 409A of the Code. This Notice and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Notice or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). Any reference in this Notice to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such section by the U.S. Department of the Treasury or the Internal Revenue Service.
8.    No Right to Future Awards or Board Membership. The grant of the Common Shares to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. Nothing contained in this Notice shall confer upon the Grantee any right to continued service as a member of the Board.
9.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Notice to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Notice without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code.
10.    Severability. In the event that one or more of the provisions of this Notice shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
11.    Relation to Plan. This Notice is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Notice and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Notice.
12.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the Common Shares and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.
13.    Governing Law. This Notice shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
14.    Successors and Assigns. The provisions of this Notice shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
15.    Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Notice and the Plan, (c) understands the terms and conditions of this Notice and the Plan and (d) agrees to such terms and conditions.

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